Exhibit 99.1

 Abington Bancorp Announces 2003 Fourth Quarter and Full Year Results

    ABINGTON, Mass.--(BUSINESS WIRE)--Jan. 22, 2004--Abington Bancorp, Inc. (NASDAQ: ABBK), the parent company of Abington Savings Bank (the "Bank"), today reported net income of $766,000, or $0.19 per diluted share, for the quarter ended December 31, 2003. This compares with net income of $1.13 million, or $0.29 per diluted share, for the same quarter of 2002. During the fourth quarter of 2003, the Company recorded a charge for expenses incurred in connection with its pending merger with Seacoast Financial Services Corporation (NASDAQ: SCFS) which reduced net income by $523,000, or $0.13 per diluted share.
    For the year ended December 31, 2003, net income was $3.08 million, or $0.76 per diluted share, compared with net income of $6.17 million, or $1.76 per diluted share, for the year ended December 31, 2002. In addition to merger-related expenses recorded in the fourth quarter, net income for 2003 reflects approximately $1.7 million in pre-tax charges related to the prepayment of Federal Home Loan Bank
(FHLB) borrowings incurred in connection with a balance sheet restructuring program and approximately $600,000, pre-tax, of legal and accounting fees associated with the previously announced revision of 2002 financial statements and the re-audit of financial statements for 2001.
    On October 21, 2003, the Company and Seacoast Financial Services Corporation jointly announced the execution of a definitive merger agreement. Under the terms of the agreement, shareholders of Abington Bancorp will be entitled to receive $34.00 per share in cash, 1.4468 shares of Seacoast common stock, or a combination thereof, subject to election and allocation procedures intended to ensure that, in the aggregate, 75% of Abington Bancorp shares will be exchanged for Seacoast Financial Services Corporation common stock. It is anticipated that the transaction will be completed during the second quarter of 2004, pending regulatory approvals and the approval of Abington Bancorp shareholders.
    Results for the 2003 periods include the operations of the former Massachusetts Fincorp, Inc. (MAFN), acquired by the Company in September 2002 under the purchase method of accounting. Under this method, the assets, liabilities and operating results of MAFN are excluded from the balance sheet and operating results of the Company through the date of acquisition, September 13, 2002. Net income for the first three quarters of 2002 has been restated to reflect a number of previously announced accounting adjustments, primarily related to the Bank's investment portfolio. The Company also reclassified its Company Obligated Mandatorily Redeemable Securities from mezzanine capital to other liabilities and has included as interest expense the related costs associated with these securities in conformity with Financial Accounting Standards Board Interpretation No. 46, "Consolidation of Variable Interest Entities." This reclassification became effective on December 31, 2003 and prior periods have been restated to conform to the current presentation.

    Quarterly Results

    For the fourth quarter of 2003, total interest and dividend income was $8.81 million, a decline of $2.03 million, or 18.7%, from the $10.83 million reported for the prior year quarter, reflecting a lower volume of earning assets employed at lower available yields. Average earning assets were $747.2 million in the fourth quarter of 2003 compared to $827.9 million in the fourth quarter of 2002. Earning asset yields were 4.68% in the fourth quarter of 2003 and 5.19% in the fourth quarter of 2002. Interest expense was $3.04 million in the 2003 fourth quarter, a decrease of $1.84 million, or 37.7%, from the restated $4.88 million recorded in the 2002 fourth quarter. The decrease was due to generally lower rates paid on deposits and short-term borrowings and a lower balance of higher-cost FHLB obligations. Interest bearing liabilities throughout the 2003 fourth quarter averaged $656.9 million compared with $750.9 million throughout the comparable 2002 quarter. Rates paid on average interest bearing liabilities were 1.84% for the fourth quarter of 2003 and 2.58% in the 2002 quarter. Net interest income for the 2003 quarter was $5.76 million, compared with the restated $5.95 million for the 2002 quarter. The resulting net interest margins were 3.06% in the 2003 quarter and 2.85% in the fourth quarter of 2002.

    Quarterly Noninterest Income and Expense

    Noninterest income for the fourth quarter of 2003 was $3.84 million, a decrease of $835,000, or 17.9%, from the $4.67 million reported for the fourth quarter of 2002. Gains on sales of mortgage loans decreased by $1.13 million, or 63.5%, to $652,000, from the $1.79 million reported in the 2002 fourth quarter reflecting a significantly lower volume of loan originations and funding activity during the 2003 quarter. Customer service fees, consisting of deposit service charges, ATM, debit card and other fees, increased by $331,000, or 12.6%, to $2.95 million from the $2.62 million reported in the 2002 fourth quarter, reflecting increased transaction volumes and revised pricing schedules. Realized losses from the sale of securities recorded during the 2003 quarter were $21,000 compared with net realized gains of $84,000 during the fourth quarter of 2002. Noninterest expense for the quarter ended December 31, 2003, including the previously mentioned $523,000 of merger related expenses, was $8.17 million, compared with $8.55 million in the fourth quarter of 2002, a decrease of $381,000, or 4.5%. Salaries and employee benefits decreased by $858,000 to $3.89 million as volume related mortgage banking commissions were lower. Occupancy and equipment costs were $1.33 million in 2003's fourth quarter, an increase of $193,000, or 17.0%, over the fourth quarter of 2002. The majority of this increase represents increased rent expense related to the Company's leased premises. All other noninterest expense for the 2003 quarter, excluding merger related charges, totaled $2.43 million, a decrease of $239,000, or 9.0% from the $2.66 million reported for the 2002 quarter.

    Full Year Operating Results

    For the year ended December 31, 2003, net interest income was $23.23 million, compared with the restated $23.31 million in the same period of 2002, a decrease of $81,000, or 0.4%. The Company's interest income was affected by the maturity of higher yielding earning assets that were repriced or reinvested at lower available yields. Average earning assets for the year 2003 were $815.0 million, compared with $766.6 million throughout 2002. Interest bearing liabilities, comprised of deposits and borrowings, averaged $752.4 million throughout 2003 and the restated $699.3 million throughout 2002. The yield on earning assets was 4.82% for 2003 compared to 5.94% for 2002. The Company's cost of funds declined to 2.14% for 2003, compared with the restated 3.18% for 2002. The decrease resulted from lower rates paid on deposits and borrowings during 2003 and a change in the mix of interest bearing liabilities as a portion of the Company's longer-term, higher-cost borrowings were repaid during the year in connection with a previously announced balance sheet restructuring program. The resulting net interest margins were 2.85% for 2003 and 3.04% for 2002, as restated. Average earning assets for 2003 include a full year of MAFN earning assets and interest bearing liabilities compared with only a partial year, from the date of acquisition, in 2002.
    Noninterest income for the year 2003 was $18.52 million, compared with $13.75 million for the year 2002, an increase of $4.77 million, or 34.7%. Service charges and fees grew by more than $1.85 million, or 20.8% from 2002, reflecting a combination of increased transaction volumes due to organic growth and the MAFN acquisition, as well as changes in fee schedules. Realized securities gains were $898,000 in 2003 compared with realized securities losses of $157,000 during 2002. Gains on sales of mortgage loans totaled $5.74 million in 2003, an increase of $1.41 million, or 32.4%, over 2002. Heavy refinancing and other mortgage banking activity during the first half of 2003 offset markedly lower volumes throughout the second half of the year. Other noninterest income of $1.12 million in 2003 exceeded 2002 by $458,000 and included gains from the sale of bank owned real estate along with other miscellaneous gains and recoveries.
    Noninterest expense for 2003 was $36.11 million, up $9.26 million, or 34.5%, from the $26.85 million recorded in 2002. The increase in noninterest expense in 2003 includes the previously mentioned $1.7 million pre-tax charge related to the prepayment of FHLB debt, $600,000, pre-tax, in accounting and legal fees related to financial statement revision and re-audit, and $523,000 of merger related expenses coupled with increased volumes and activity resulting from internal growth and a full year of costs associated with the MAFN acquisition; commissions and professional fees associated with mortgage banking activities; volume related data processing costs; and increased expenditures for occupancy, marketing and advertising.

    Balance Sheet Data

    At December 31, 2003, total assets were $814.9 million, down $89.1 million, or 9.9% from $904.0 million at year-end 2002. Total loans at December 31, 2003 were $386.1 million, compared with $361.4 million at December 31, 2002, an increase of $24.7 million, or 6.8%. Short-term investments decreased by $71.8 million as excess funds were invested in portfolio securities. Available for sale securities declined by $9.1 million, or 2.6%, at year-end 2003 from 2002, as purchases and sales were effected throughout the year to improve margins and reduce interest rate risk. Loans held for sale declined by $24.6 million to $11.0 million from year-end 2002, a decline of 69.1%, as mortgage banking activity slowed. Deposits totaled $650.6 million at year end 2003, compared with $646.6 million at year-end 2002. Lower-cost demand, NOW, savings and money market accounts grew by $28.6 million, or 6.27%, to $485.1 million, while higher-cost term certificates decreased by $24.7 million, or 12.98%, to $165.5 million. Stockholders' equity was $58.7 million at December 31, 2003, compared with $57.8 million at December 31, 2002. Stockholders' equity per share was $14.61 per share at year-end 2003 and $15.42 at year end 2002. The change results from a combination of net income and proceeds from stock option exercises, net of dividends declared, unearned compensation and a decrease in the market value of investment securities, net of tax.
    At year-end 2003, the allowance for loan losses was $4.21 million, or 1.09% of total loans, compared with $4.21 million, or 1.17% of total loans at December 31, 2002. Non-performing loans totaled $1.29 million, or 0.16% of total assets at year-end 2003, compared with $2.02 million, or 0.22% of total assets at year-end 2002. Net charge-offs for the fourth quarter of 2003 were $24,000. A provision for loan losses of $375,000 was recorded for 2003 compared with $225,000 for 2002.
    At December 31, 2003, the Company had 4,020,000 shares of common stock outstanding, compared with 3,746,000 shares at year-end 2002, reflecting the issuance of common stock in connection with the exercise of stock options during 2003. Fully diluted weighted average shares outstanding were 4,138,000 and 3,918,000, respectively, during the quarters ended December 31, 2003 and 2002. For the years ended December 31, 2003 and 2002, fully diluted weighted average shares outstanding were 4,035,000 and 3,510,000 respectively.

    Conference Call

    Abington Bancorp will hold a conference call with investors to discuss these results at 2:00 p.m. EDT today, January 22, 2004. The call will be hosted by James P. McDonough, President and Chief Executive Officer, and James K. Hunt, Chief Financial Officer and Treasurer. The call may be accessed telephonically or as a webcast. To participate in the call, please dial 1-800-901-5248, confirmation code 20440404. International callers should dial 617-786-4512, using the same confirmation code. To access the webcast, please visit the Company's website (www.abingtonsavings.com) approximately 15 minutes prior to the start of the call and follow directions there. A replay of the call will be available as a webcast at the same location starting approximately two hours after the call is completed.

    About Abington Bancorp.

    Abington Bancorp, Inc. is a one-bank holding company for Abington Savings Bank. Abington Savings Bank is a Massachusetts-chartered savings bank with offices in Abington, Boston (Dorchester), Brockton, Canton, Cohasset, Halifax, Hanover, Hanson, Holbrook, Hull, Kingston, Milton, Pembroke, Quincy, Randolph, Weymouth and Whitman. Its deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation and in full by the additional coverage provided by the Depositors Insurance Fund.

    Certain statements herein constitute "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated, including the changing of regional and national economic conditions, changes in the real estate market, changes in levels of market interest rates, credit risks on lending activities, and competitive and regulatory factors. All forward-looking statements are necessarily speculative and undue reliance should not be placed on any such statements, which are accurate only as of the date made. The Company disclaims any duty to update such forward looking statements.


                        ABINGTON BANCORP, INC.
                      CONSOLIDATED BALANCE SHEETS
                              (Unaudited)

(Dollars in thousands)                       December 31   December 31
                                                 2003          2002
Assets

Cash and due from banks                        $27,536       $31,238
Short-term investments                           6,034        77,878
    Total cash and cash equivalents             33,570       109,116

Loans held for sale                             10,994        35,629
Securities available for sale - at market
 value                                         343,236       352,339
Loans                                          386,091       361,434
     Less: Allowance for possible loan loss     (4,214)       (4,212)
     Loans, net                                381,877       357,222

Federal Home Loan Bank stock, at cost           14,042        14,042
Banking premises and equipment, net             11,583        13,364
Goodwill                                         5,771         5,768
Intangible assets                                4,018         4,615
Other assets                                     9,844        11,928
                                              $814,935      $904,023

Liabilities and Stockholders' Equity

Deposits                                      $650,598      $646,628
Short-term borrowings                            8,469        11,006
Long-term debt                                  79,135       167,009
Company obligated, mandatorily
  redeemable securities                         13,041        13,041
Accrued taxes and expenses                       3,499         6,789
Other liabilities                                1,480         1,770
    Total liabilities                          756,222       846,243

Commitments and contingencies
Stockholders' equity:
  Serial preferred stock, $.10 par value,
   none issued
  Common stock, $.10 par value                     587           555
  Additional paid-in capital                    39,707        34,340
  Retained earnings                             36,490        35,106
                                                76,784        70,001
Treasury stock                                 (19,352)      (17,584)
Compensation plans                                (225)          120
Other accumulated comprehensive income -
 net unrealized gain (loss) on available
 for sale securities, net of taxes               1,506         5,243
    Total stockholders' equity                  58,713        57,780
                                              $814,935      $904,023


                        ABINGTON BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Unaudited)

                                Three Months Ended      Year Ended
                                   December 31          December 31
                                 2003       2002      2003      2002
                                         (Restated)         (Restated)

(Dollars in thousands, except
 per share data)

Interest and dividend income:
  Interest and fees on loans    $5,383     $6,630   $23,515   $25,300
  Interest on mortgage-backed
   securities                    3,033      3,545    13,697    17,306
  Interest on bonds and
   obligations                     191        426     1,162     1,979
  Dividend income                   98        134       553       544
  Interest on short-term
   investments                     102         98       374       397
    Total interest and
     dividend income             8,807     10,833    39,301    45,526

Interest expense:
  Interest on deposits           1,780      2,578     8,235    10,802
  Interest on short-term
   borrowings                       21         35       455       176
  Interest on long-term debt       962      1,991     6,261    10,117
  Interest on company
   obligated mandatorily
   redeemable securities           280        280     1,120     1,120
    Total interest expense       3,043      4,884    16,071    22,215

Net interest income              5,764      5,949    23,230    23,311
Provision for loan losses            -        150       375       225
Net interest income after
 provision for loan losses       5,764      5,799    22,855    23,086

Noninterest income
  Customer service fees          2,952      2,621    10,756     8,904
  Gain (loss) on sales of
   securities, net                 (21)        84       898      (157)
  Gain on sales of mortgage
   loans, net                      652      1,786     5,743     4,338
  Other                            252        179     1,124       666
    Total noninterest income     3,835      4,670    18,521    13,751

Noninterest expense:
  Salaries and employee
   benefits                      3,893      4,751    18,039    14,776
  Occupancy and equipment
   expenses                      1,326      1,133     4,884     3,869
  Prepayment penalty on
   borrowed funds                    -          -     1,722         -
  Merger related expenses          523          -       523         -
  Other noninterest expense      2,425      2,664    10,942     8,202
    Total noninterest expense    8,167      8,548    36,110    26,847

Income before income taxes       1,432      1,921     5,266     9,990
Provision for income taxes         666        793     2,186     3,816

Net income                        $766     $1,128    $3,080    $6,174

Basic earnings per share         $0.19      $0.30     $0.80     $1.83
Diluted earnings per share       $0.19      $0.29     $0.76     $1.76

Weighted average common
 shares (Basic)              3,956,000  3,736,000 3,852,000 3,371,000
Common stock equivalents       182,000    182,000   183,000   139,000
Weighted average common
 shares (Diluted)            4,138,000  3,918,000 4,035,000 3,510,000


                        ABINGTON BANCORP, INC.
                        SELECTED FINANCIAL DATA
                              (Unaudited)

                            December 31  December 31
                                 2003       2002
                                         (Restated)

(In thousands, except per
 share data)

Period End:
 Short-term investments         $6,034    $77,878
 Securities available for
  sale, at market              343,236    352,339
 Loans held for sale            10,994     35,629
 Portfolio loans               386,091    361,434
 Allowance for loan losses      (4,214)    (4,212)
 Total assets                  814,935    904,023
 Deposits                      650,598    646,628
 Borrowed funds                 87,604    178,015
 Company obligated,
  mandatorily redeemable
  securities                    13,041     13,041
 Stockholders' equity           58,713     57,780
 Book value per share           $14.61     $15.42
 Common shares outstanding       4,020      3,746


                                  Quarter Ended        Year Ended
                                   December 31         December 31
Year and Quarter Ended:          2003       2002      2003     2002
                                          (Restated)        (Restated)

 Net interest income            $5,764     $5,949   $23,230   $23,311
 Provision for loan losses           -        150       375       225
 Non-interest income             3,835      4,670    18,521    13,751
 Non-interest expense            8,167      8,548    36,110    26,847
 Provision for income tax          666        793     2,186     3,816
 Net income                        766      1,128     3,080     6,174

 Weighted average common
  shares (Basic)                 3,956      3,736     3,852     3,371
 Weighted average dilutive
  options                          182        182       183       139
 Fully diluted weighted
  average shares                 4,138      3,918     4,035     3,510

 Basic earnings per share        $0.19      $0.30     $0.80     $1.83
 Fully diluted earnings per
  share                          $0.19      $0.29     $0.76     $1.76
 Dividends declared              $0.11      $0.11     $0.44     $0.41

Quarterly Yield Analysis
 Yield on loans                   5.57%      6.51%     6.12%     6.87%
 Yield on investments             4.07%      4.17%     3.88%     5.30%
 Yield on short-term
  investments                     1.01%      1.18%     1.11%     1.62%
    Yield on earning assets       4.68%      5.19%     4.82%     5.94%
 Rate paid on deposits            1.27%      1.83%     1.45%     2.24%
 Rate paid on borrowings          4.39%      4.48%     3.90%     5.06%
 Rate paid on capital trust
  securities                      8.59%      8.59%     8.59%     8.59%
    Rate paid on interest
     bearing liabilities          1.84%      2.58%     2.14%     3.18%
 Interest rate spread             2.84%      2.61%     2.69%     2.76%
 Net interest margin              3.06%      2.85%     2.85%     3.04%


Loan Applications -
 Mortgage Banking:               2003       2002

   Quarter 1                  $195,000    $66,600
   Quarter 2                   192,000     69,300
   Quarter 3                    90,000    133,700
   Quarter 4                    64,000    156,300
   Cumulative                 $541,000   $425,900


    CONTACT: Abington Bancorp, Inc.
             James K. Hunt, 781-682-6903
             www.AbingtonSavings.com